Exhibit 8.1

LEGAL OPINION

To	Eastern International Ltd.
3-212 Governors Square,
23 Lime Tree Bay Avenue,
P.O. Box 30746,
Seven Mile Beach,
Grand Cayman KY1-1203,
Cayman Islands

February 14th, 2025

Dear Sirs/Madams,

Re:	PRC Legal Opinion on Certain PRC Law Matters

1.	We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined in Section 3). For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan Region.

2.	We act as PRC counsel to Eastern International Ltd. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (a) the proposed initial public offering (the “Offering”) by the Company of ordinary shares of par value US$0.0001 per share of the Company (“Ordinary Shares”) as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (b) the Company’s proposed listing of the Ordinary Shares on the NASDAQ Stock Market ((a) and (b) above collectively, the “Transactions”).

3.	In connection with the Transactions, we have been requested to provide this Opinion as to (i) the PRC Group Companies (as defined below) and (ii) certain matters relating to the PRC Laws (as defined below) in connection with the Registration Statement.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings described in the Registration Statement.

LEGAL OPINION

4.	The following capitalized terms used in this Opinion shall have the meanings ascribed to them as follows:

“Government Agency”	means any competent government authorities, courts, arbitration commissions, or regulatory bodies of the PRC. “Governmental Agencies” shall be construed accordingly.

“Governmental Authorization”	means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the applicable PRC Laws to be obtained from any Governmental Agency.

“Group”	means the Company and all of its subsidiaries and consolidated affiliated entities.

“Group Company”	means any company within the Group.

“Intellectual Property”	means registered trademarks, trade names, patent rights, copyrights, domain names, licenses, trade secrets, inventions, technology, know-how, proprietary rights, computer software and other intellectual property and similar rights, including registrations and applications for registration thereof.

“M&A Rules”	means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange of the PRC on August 8, 2006 and amended on June 22, 2009.

“Material Adverse Effect”	means the material and adverse effect, resulting from any event, circumstance, condition, occurrence or situation or any combination of the foregoing, upon the conditions (financial or otherwise), business, properties or results of operations or prospects of the Company, the PRC Subsidiaries, and other Group Companies taken as a whole.

“PRC Laws”	mean any and all laws, regulations, statutes, rules, orders, decrees, notices, and supreme court’s judicial interpretations and other legislation currently in force and publicly available in the PRC as of the date hereof. For the purpose of this opinion, the PRC Laws do not include any and all laws, regulations, statutes, rules, orders, decrees, notices, and court’s judicial interpretations and other legislation currently in force and publicly available in the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Cybersecurity Review Measures”	means the Cybersecurity Review Measures jointly promulgated by the Cyberspace Administration of China and other relevant PRC governmental authorities On December 28, 2021 and became effective on February 15, 2022.

LEGAL OPINION

“Trial Measures”	means the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies promulgated by the CSRC On February 17, 2023 and became effective on March 31, 2023.

“PRC Subsidiaries”	mean any and all direct and indirect subsidiaries of the Company in the PRC as listed under the heading “PRC Subsidiaries” in Schedule I hereto. “PRC Subsidiary” shall be construed accordingly.

“Suzhou TC-Link”	means Suzhou TC-Link Logistics Co., Ltd., a wholly owned subsidiary of the Company.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“SAFE Rules”	means the Circular of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration of Financing and Inbound Investment through Offshore Special Purpose Companies by PRC Residents issued by the State Administration of Foreign Exchange of the PRC (“SAFE”) on October 21, 2005 or the Circular of the State Administration of Foreign Exchange on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles issued by the SAFE on July 14, 2014 and any of its implementing measures or guidelines.

“RMB”	means the lawful currency of the PRC.

“US$”	means the lawful currency of the United States of America.

5.	In rendering this Opinion we have examined the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by Governmental Agencies in the PRC and officers of the Company, and/or the PRC Subsidiaries and other instruments (the “Documents”) as we have considered necessary, advisable or desirable for the purpose of rendering this Opinion. Where certain facts were not, or may not be possible to be independently established by us, we have relied upon certificates or statements or representations issued or made by relevant Governmental Agencies of the PRC and the appropriate representatives of the Company and/or the PRC Subsidiaries with the proper powers and functions, and we have qualified our opinion as “to our best knowledge after due and reasonable inquiry” without further independent investigation.

In examining the Documents and for the purpose of giving this Opinion, we have assumed:

(a)	each and all of factual representations, warranties and statements of the Company and the PRC Subsidiaries contained in the Documents are true, accurate and complete as of the date of this Opinion;

(b)	Each of the parties to the Documents, other than the PRC Subsidiaries, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, or (b) if an individual, has full capacity for civil conduct; each of them, other than the PRC Subsidiaries, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization and/or incorporation or the laws that it/she/he is subject to;

LEGAL OPINION

(c)	the genuineness of all the signatures, seals and chops and the authenticity of the Documents submitted to us as originals, and the conformity with authentic original documents submitted to us as copies;

(d)	the truthfulness, accuracy and completeness of all corporate minutes and resolutions of or in connection with the PRC Subsidiaries as they were presented to us;

(e)	the truthfulness, accuracy and completeness of all factual statements in the Documents and all other factual information provided to us by each of the Company and the PRC Subsidiaries;

(f)	the truthfulness, accuracy and completeness of the statements made by the Company and the PRC Subsidiaries in response to our inquiries for the purposes of this Opinion;

(g)	that the Documents which have been presented to us remain in full force and effect up to the date of this Opinion and have not been revoked, amended, varied or supplemented, except as noted therein;

(h)	the due compliance with, and the legality, validity, effectiveness and enforceability of the Documents under, all laws other than the PRC Laws.

6.	This opinion is subject to the following qualifications:

(1)	This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

LEGAL OPINION

(2)	This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

(3)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

7.	Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

(1)	Incorporation and Existence of PRC Subsidiaries.

Each of the PRC Subsidiaries has been duly incorporated and is validly existing as a limited liability company with legal person status under the PRC Laws and its business license and articles of association are in full force and effect under, and in compliance with, the PRC Laws. All the equity interests of each of the PRC Subsidiaries are legally owned by its respective shareholders as the shareholding status are set forth in Schedule I hereto, and to our best knowledge after due and reasonable inquiries, such equity interests are free and clear of all security interest, encumbrances, mortgage, pledge, liens, equities or claims. There are no outstanding rights, warrants or options to acquire or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the PRC Subsidiaries. All Governmental Authorizations required for the ownership by the shareholders of their respective equity interests in each of the PRC Subsidiaries have been duly obtained.

(2)	Corporate Structure

The Company holds 100% equity interests in the PRC Subsidiaries and does not use a VIE structure.

LEGAL OPINION

(3)	Business and License

Each of the PRC Subsidiaries has obtained all requisite Governmental Authorizations to conduct its business in the manner presently conducted and described in the Registration Statement and the Prospectus.

The Cybersecurity Review Measures do not currently apply to any PRC subsidiary, and the PRC Subsidiaries are not required to conduct cybersecurity review, because the PRC Subsidiaries’ business operations in the PRC do not currently involve the procurement of network products and services as critical information infrastructure operators, or data processing as network platform operators. However, there are substantial uncertainties regarding the interpretation and application of the Cybersecurity Review Measures, other PRC Laws and future PRC laws and regulations, and there can be no assurance that any Governmental Agency will not take a view that is contrary to or otherwise different from our opinions stated herein.

(4)	Compliance with Articles of Association

Except as disclosed in the Registration Statement and the Prospectus, to our best knowledge after due and reasonable inquiries, the business carried out by each of the PRC Subsidiaries in the manner presently conducted and as described in the Registration Statement and the Prospectus complies with its articles of association in effect in all material respects.

(5)	Use of Proceeds

Except as disclosed in the Registration Statement and the Prospectus, the application of the net proceeds to be received by the Company from the Offering as contemplated by in the Registration Statement and the Prospectus, will not contravene any provision of applicable PRC Laws, or the articles of association, or the business license of each of the PRC Subsidiaries, or constitute a default under any mortgage, loan agreement, note, lease or other agreement or instrument to which any of the PRC Subsidiaries is a party, or result in the violation any judgment, order or decree of any Governmental Agency or court in the PRC, except for situations that would not be reasonably expected to have, individually or in aggregate, a Material Adverse Effect.

(6)	No Violation or Default

To our best knowledge after due and reasonable inquiries and subject to confirmation by the PRC Subsidiaries, none of the PRC Subsidiaries is, as the case may be, (A) in breach or violation of its articles of association and business licenses, (B) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any bank loan or credit agreement, or any other Material Contracts governed by the PRC Laws and to which any PRC Subsidiaries is a party, or (C) in breach or violation of any PRC Laws, or any verdict, judgment or order of any Governmental Authority or any court in the PRC, applicable to the PRC Subsidiaries in any material aspect, except for situations under clause (B) and (C) that would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect.

LEGAL OPINION

(7)	M&A Rules

On August 8, 2006, six Governmental Agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, CSRC and SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and were amended in June 22, 2009. The M&A Rules purport, among other things, to require that offshore special purpose vehicles, or SPVs, that are controlled by PRC companies or individuals and that have been formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC companies or individuals, to obtain the approval of CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, CSRC published a notice on its official website specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings.

As disclosed in the Registration Statement and the Prospectus, under the current PRC Laws, the Company is not required to submit any application to CSRC for its approval of the Transactions according to the M&A Rules, because Suzhou TC-Link’s mergers and acquisitions by foreign investors are based on cash as a means of payment, and there is no equity used as a means of payments for mergers and acquisitions. However, there are substantial uncertainties regarding the interpretation and application of the M&A Rules, other PRC Laws and future PRC laws and regulations, and there can be no assurance that any Governmental Agency will not take a view that is contrary to or otherwise different from our opinions stated herein.

(8)	SAFE Rules Compliance

To our best knowledge after due and reasonable inquiries, Suzhou TC-Link has obtained foreign exchange registration certificates required under the applicable PRC Laws. Weimei Huang, Lin Tan, Yuyu Wang, Hai Huang, Songfeng He, Guixi Yu, Qingwei Liu, Dan Guo, Jiajun Wu, Jinghong Jiang, Liangdi Wei, Haining Zhou, Yan Wang, Kaihang Wang, Jian Li, who directly or indirectly hold the Company’s shares and who are known to us as PRC residents have completed the applicable foreign exchange registrations in accordance with the SAFE Rules.

LEGAL OPINION

(9)	Overseas Securities Offering and Listing Rules Compliance

The Offering of the Company falls into the scope of overseas offering and listing provisions in the Trial Measures. After the effectiveness of the Trial Measures, Suzhou TC-Link, the major operating entity of the Company in the PRC, will be required to file with the CSRS in accordance with the Trial Measures, and should complete the filing procedures before the Offering. If Suzhou TC-Link does not complete the filing procedures before the completion of the offering, or if the filing materials contain false records, misleading statements or material omissions, the CSRC may order Suzhou TC-Link to rectify such non-compliance, issue a warning, and impose a fine of not less than RMB 1 million and not more RMB 10 million.

To our best knowledge after due and reasonable inquiries, as of the date of this Opinion, Suzhou TC-Link has completed the filing with the CSRC pursuant to the provisions of the Trial Measures.

(10)	Absence of Further Action

Except as disclosed in the Registration Statement and the Prospectus, no Governmental Authorization from any PRC Governmental Agency are required in connection with (A) the issuance and sale of the Ordinary Shares, (B) the execution, delivery and performance by the Company of the Underwriting Agreement and the consummation by the Company and the Underwriter of the transactions contemplated by the Underwriting Agreement, as applicable.

(11)	No Conflicts

The issuance, sale and delivery of the Ordinary Shares at the applicable closing date, the execution and delivery by the Company of, and the performance by the Company of its obligations under, the Underwriting Agreement and the due consummation by the Company of the Transactions contemplated therein, (A) do not result in any violation of the provisions of the articles of association, business licenses or any other constituent documents of any of the PRC Subsidiaries, (B) to our best knowledge after due and reasonable inquiries, do not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any agreement or instrument to which any of the PRC Subsidiaries is a party or by which any of the PRC Subsidiaries is bound or to which any of the properties or assets of any of the PRC Subsidiaries is bound or subject; (C) do not result in any violation of any provision of the PRC Laws, or any verdict, judgment or order of any Governmental Authority or any court in the PRC, applicable to the PRC Subsidiaries in any material aspect, except for situations under clause (B) and (C) that would not reasonable be expected to have, individually or in aggregate, a Material Adverse Effect.

LEGAL OPINION

(12)	Title to Property and Leased Assets

To our best knowledge after due and reasonable inquiries and subject to confirmation by the PRC Subsidiaries, as of the date of this Opinion, (a) each of the PRC Subsidiaries has legal and valid title to all of its material real and personal properties and assets, in each case, free and clear of any liens, charges, encumbrances, claims, defects, options or restrictions (collectively, “Liens”), except such Liens as (i) are disclosed in the Registration Statement and the Prospectus, or (ii) would not be reasonably expected to have, individually or in aggregate, a Material Adverse Effect; (b) each lease agreement in effect to which any PRC Subsidiaries is a party is duly executed, legally binding and enforceable in accordance with their terms under PRC Laws; and (c) except as disclosed in the Registration Statement and the Prospectus, none of the PRC Subsidiaries owns, operates, manages, leases or has any other right or interest in any other material real property or assets of any kind which is material to the Company’s business in the PRC.

(13)	Intellectual Property

To our best knowledge after due and reasonable inquiries and subject to confirmation by the PRC Subsidiaries, as of the date of this Opinion, each PRC Subsidiary owns or has valid licenses in full force and effect or otherwise has the legal right to use all material Intellectual Property Rights currently employed by it in connection with the business currently operated by it.

To our best knowledge after due and reasonable inquiries and subject to confirmation by the PRC Subsidiaries, as of the date of this Opinion, none of the PRC Subsidiaries is infringing, misappropriating or violating any Intellectual Property Rights of any third party in the PRC, nor has any of the PRC Subsidiaries received any notice by others that any of the foregoing would be constituted, except for the situations that would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect.

LEGAL OPINION

(14)	Dividends

Except as disclosed in the Registration Statement and the Prospectus, all dividends and other distributions declared and payable upon the equity interest of the PRC Subsidiaries in accordance with the PRC Laws may under the current PRC Laws be paid in RMB which may be converted into foreign currency and freely remitted out of the PRC without the necessity of obtaining any Governmental Authorization from any Governmental Agency, provided that any enterprise income tax, if applicable to the Company as described in the Registration Statement and the Prospectus, has been duly withheld and the remittance of such dividends and other distributions outside of the PRC complies with the procedures required under the PRC Laws relating to foreign exchange.

(15)	PRC Taxes

Except as disclosed in the Registration Statement and the Prospectus, to our best knowledge after due and reasonable inquiries and subject to confirmation by the PRC Subsidiaries as of the date of the Registration Statement, none of the PRC Subsidiaries has been investigated, claimed or penalized for any material PRC tax incompliance which might be assessed against it or any material penalty imposed in connection with any late payment of PRC taxes.

Except as disclosed in the Registration Statement and the Prospectus, as of the date of the Registration Statement, there are no material PRC fees or taxes that are or will become applicable to the Company, the PRC Subsidiaries as a consequence of the completion of the Offering. Other than potential withholding of PRC taxes on holders of the Ordinary Shares who are non-resident enterprises of the PRC in respect of (A) any payments, dividends or other distributions made on the Ordinary Shares or (B) gains made on sales of the Ordinary Shares between non-resident enterprises of the PRC consummated outside the PRC, which have been fully and accurately described in the Prospectus, there are no other PRC income tax or other taxes or duties applicable to such holders of the Ordinary Shares unless the holder thereof is subject to such taxes in respect of the Ordinary Shares by reason of being connected with the PRC other than by reason only of the holding of the Ordinary Shares or receiving payments in connection therewith as described in the Prospectus.

(16)	Employment

Except as disclosed in the Registration Statement and the Prospectus, to our best knowledge after due and reasonable inquiries and subject to confirmation by the PRC Subsidiaries, as of the date of this Opinion, no pending labor dispute, legal proceedings or other conflict with the employees of any of the PRC Subsidiaries exists and there is no action, suit, proceeding, inquiry or investigation before or brought by any court or any Governmental Agencies, except for those disputes, legal proceedings or conflicts which would not, individually or in the aggregate, have a Material Adverse Effect.

LEGAL OPINION

(17)	No Proceedings

To our best knowledge after due and reasonable inquiries and subject to confirmation by the PRC Subsidiaries, there are no legal, arbitral or governmental proceedings in progress or pending or, to which any of the PRC Subsidiaries is a party or of which any property of any PRC Subsidiaries located within the PRC is the subject which, insofar as PRC Laws are concerned, except such as would not individually or in aggregate, if the subject of an unfavorable decision, ruling or finding, result in a Material Adverse Effect.

(18)	No Liquidation

To our best knowledge after due and reasonable inquiries, none of the PRC Subsidiaries has taken any corporate action, nor have any legal proceedings commenced against it, for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, team of receivers or similar officers in respect of its assets or for the suspension, withdrawal, revocation or cancellation of any of the Governmental Authorization.

(19)	No Stamp or Transaction Taxes

No transaction, stamp, documentary, registration, issuance, transfer, or other similar taxes or duties and no capital gains, income, withholding or other taxes are payable under PRC Laws by or on behalf of the Company, any Underwriter to the Governmental Agencies or any political subdivision or taxing authority thereof or therein in connection with (i) the creation, allotment, and issuance of the Ordinary Shares, (ii) the sale, transfer or delivery by the Company of the Ordinary Shares to or for the respective accounts of the Underwriter in the manner contemplated in the Underwriting Agreement, (iii) the purchase from the Company and the sale, transfer or delivery by the Underwriter of the Ordinary Shares to the initial purchasers thereof in the manner contemplated by the Underwriting Agreement, or (iv) the execution and delivery of and performance under the Underwriting Agreement.

(20)	Statements in the Prospectus

The statements in the Registration Statement and the Prospectus under the headings “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Use of Proceeds,” “Dividend Policy”, “Business”, “Management”, “Related Party Transactions”, “Regulation”, “Taxation” and “Legal Matters” (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion), to the extent such statements relate to matters of the PRC Laws or documents, agreements or proceedings governed by the PRC Laws, are accurate in all material respects, and fairly present and fairly summarize in all material respects the PRC Laws, documents, agreements or proceedings referred to therein, and nothing has been omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material respect.

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(21)	Choice of Law

Insofar as the PRC Laws are concerned, the choice of law provision under the Underwriting Agreement does not violate PRC Laws; the Company can sue and be sued in its own name under the internal laws of the State of New York and the submission of the Company to the personal jurisdiction of each Specified Court defined in the Underwriting Agreement in any suit or proceeding arising out of or relating to the Underwriting Agreement, the waiver by the Company of any objection to the laying of venue of a proceeding arising out of or relating to the Underwriting Agreement in the Specified Courts, the waiver and agreement of the Company not to plead or claim in any Specified Court that any suit or proceeding arising out of or relating to the Underwriting Agreement brought in any Specified Court has been brought in an inconvenient forum do not contravene PRC Laws; service of process effected in the manner set forth in the Underwriting Agreement will be effective to confer jurisdiction over the subsidiaries, assets and property of the Company in the PRC, subject to compliance with relevant civil procedural requirements in the PRC; and any judgment obtained in a Specified Court arising out of or in relation to the obligations of the Company under the Underwriting Agreement will be recognized and enforced by PRC courts, subject to compliance with the PRC Civil Procedure Law, relevant civil procedural requirements and relevant laws and regulations in the PRC.

(22)	Disclosure

Although we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Prospectus, nothing has come to our attention that causes us to believe that the Registration Statement, at the time it became effective or as of the date hereof, the Prospectus, as of its date and as of the date hereof, in each case other than the financial statements and related schedules and other financial data, contained therein, as to which we express no opinion, contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

LEGAL OPINION

This Opinion is rendered solely to you for the purpose hereof only and may not be issued, quoted or disclosed to any other party for any other purpose without our prior written consent.

This Opinion is given for the benefit of the addressee hereof, and without our express prior written consent, may not be relied upon by any person or entity other than the addressee and its international legal counsel. Save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the international legal counsel of the addressee) without our express prior written consent except where such disclosure is required to be made by the applicable law or is requested by the U.S. Securities and Exchange Commission or any other regulatory agencies.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement.

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LEGAL OPINION

[Signature Page]

Yours faithfully,

Zhong Lun Law Firm

LEGAL OPINION

Schedule I

PRC Subsidiaries

Hangzhou TC-Link Logistic Supply Chain Management Co., Ltd., a limited liability company established in the PRC on September 27, 2023, and an indirectly wholly-owned subsidiary of the Company.

Suzhou TC-Link Logistics Co., Ltd., a limited liability company established in the PRC on January 9, 2006, and an indirectly wholly-owned subsidiary of the Company.

Wuxi TC-Link Logistics Co., Ltd., a limited liability company established in the PRC on May 19, 2016, and an indirectly wholly-owned subsidiary of the Company.

Yancheng TC-Link Logistics Co., Ltd., a limited liability company established in the PRC on June 22, 2016, and an indirectly wholly-owned subsidiary of the Company.

Chongqing Dayuan Logistics Co., Ltd., a limited liability company established in the PRC on April 30, 2020, and an indirectly wholly-owned subsidiary of the Company.

Yunnan Dongyuan Dadi International Logistics Co., Ltd., a limited liability company established in the PRC on November 5, 2018, and an indirectly wholly-owned subsidiary of the Company.

SCHEDULE I